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Exhibit 21.1

SUBSIDIARIES OF OPTIUM CORPORATION

Optium Australia Pty Limited, an Australian corporation

Kailight Photonics Inc. (to be renamed Optium Israel, Inc.)

Kailight Photonics Ltd., a wholly owned subsidiary of Kailight Photonics, Inc. (to be renamed Optium Israel Ltd.)

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  Exhibit 21.1